Exhibit 10.69
AMENDMENTS TO
DIRECTOR AWARD AGREEMENTS UNDER
THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
(Effective December 31, 2008)
          Each of the “Director Award Agreements” (as defined below) for awards of restricted stock units granted under The Goldman Sachs Amended and Restated Stock Incentive Plan is hereby amended, as set forth below, effective December 31, 2008. These Amendments apply only to United States taxpayers.
          Capitalized terms used but not defined in these Amendments have the meanings ascribed thereto in the applicable Director Award Agreement or in The Goldman Sachs Amended and Restated Stock Incentive Plan. The “Director Award Agreements” to which these Amendments apply are as follows:
1.	The Goldman Sachs Amended and Restated Stock Incentive Plan Outside Director 2007 Annual Grant Award Agreement;

2.	The Goldman Sachs Amended and Restated Stock Incentive Plan Outside Director 2007 Annual Retainer Fee Award Agreement;

3.	The Goldman Sachs Amended and Restated Stock Incentive Plan Outside Director 2007 Annual Retainer and Committee Chair Fee Award Agreement;

4.	The Goldman Sachs Amended and Restated Stock Incentive Plan Outside Director 2006 Annual Grant Award Agreement;

5.	The Goldman Sachs Amended and Restated Stock Incentive Plan Outside Director 2006 Annual Retainer Fee Award Agreement;

6.	The Goldman Sachs Amended and Restated Stock Incentive Plan Outside Director 2006 Annual Retainer and Committee Chair Fee Award Agreement;

7.	The Goldman Sachs Amended and Restated Stock Incentive Plan Outside Director Fiscal 2005 Annual Grant Award Agreement;

8.	The Goldman Sachs Amended and Restated Stock Incentive Plan Outside Director 2005 Annual Retainer and Committee Chair Fee Award Agreement; and

9.	The Goldman Sachs Amended and Restated Stock Incentive Plan Outside Director 2005 Annual Retainer Fee Award Agreement.
Text of Amendments:
          Each Director Award Agreement is amended by adding to each a new Paragraph 12, to read as provided below, except in the case of the Outside Director Fiscal 2005 Annual Grant Award Agreement. In the case of the Outside Director Fiscal 2005 Annual Grant Award Agreement, this new Paragraph shall be number 11 instead of 12, all references therein to Paragraph 12 shall refer instead to Paragraph 11, the references in subparagraph (b) of the new Paragraph 11 to Paragraphs 7(a) and (b) shall refer instead to Paragraphs 6(a) and (b), and the new Paragraph 11 shall not include a subparagraph (f) corresponding to Paragraph 12(f) below.
          “12. Compliance of Award Agreement and Plan with Section 409A. To comply with “Section 409A” (as defined in Paragraph 12(a), below), including exemptions thereunder, if you are a U.S. taxpayer, certain provisions of this Award Agreement and of the Plan shall apply only as modified as provided in this Paragraph 12.
               (a) References in this Award Agreement to “Section 409A” refer to Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance. This Award Agreement and the Plan provisions that apply to this Award are intended and shall be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A (“409A deferred compensation”), whether by reason of short-term deferral treatment or other exceptions or provisions). The Committee shall have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including, without limitation, Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement shall govern, and in the case of any conflict or potential inconsistency between this Paragraph 12 and the other provisions of this Award Agreement, this Paragraph 12 shall govern.
               (b) Delivery of Shares shall not be delayed beyond the date on which all applicable conditions or restrictions on delivery of Shares in respect of your RSUs required by this Agreement (including, without limitation, those specified in Paragraphs 7(a) and (b) and the consents and other items specified in Section 3.3 of the Plan) are satisfied, and shall occur by December 31 of the calendar year in which the Delivery Date occurs unless, in order to permit such conditions or restrictions to be satisfied, the Committee elects, pursuant to Treasury Regulations section (“Reg.”) 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of Shares to a later date as may be permitted under Section 409A, including, without limitation, Regs. 1.409A-2(b)(7) (in conjunction with Section 3.21.3 of the Plan pertaining to Code Section 162(m)) and 1.409A-3(d).
               (c) Notwithstanding the provisions of Paragraph 3(a) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your RSUs shall not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including, without limitation and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).

               (d) Notwithstanding the timing provisions of Paragraph 3(b), the delivery of Shares referred to therein shall be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).
               (e) Notwithstanding any provision of Paragraph 4 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding RSUs shall be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment shall be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Shares underlying such Outstanding RSUs.
               (f) The timing of delivery or payment referred to in Paragraph 6 shall be the earlier of (i) the Delivery Date or (ii) within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment shall be made only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.
               (g) Section 3.4 of the Plan shall not apply to Awards that are 409A deferred compensation.
               (h) Delivery of Shares in respect of this Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A deferred compensation, only to the extent that the later delivery is permitted under Section 409A).”

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